Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 4, 2013 (except for Note 19, as to which the date is January 16, 2014), in Pre-effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-192230) and the related Prospectus of Cara Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, MA

January 16, 2014